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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Northfield Laboratories Inc.:

We consent to the use of our report dated July 28, 2003, incorporated by reference herein, with respect to the balance sheets of Northfield Laboratories Inc. (a company in the development stage) as of May 31, 2003 and 2002, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 2003, and for the cumulative period from June 19, 1985 (inception) through May 31, 2003. Our report dated July 28, 2003, contains an explanatory paragraph that states that the Company has experienced recurring operating losses and has an accumulated deficit at May 31, 2003. In addition, the Company expects to experience significant future losses and currently has insufficient capital resources to fund its continuing operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chicago, Illinois
October 30, 2003